Exhibit 99


Sprint Reports Third Quarter Results

o Sprint reports strong positive cash flow, raises full-year forecast
o FON Group operating performance exceeds expectations
o PCS Group reports continued progress on profitability


OVERLAND PARK, Kan. - Oct. 23, 2003:
The Sprint FON Group (NYSE: FON) is comprised of Sprint's global markets division, local division and other businesses consisting primarily of wholesale distribution of telecommunications products.

The Sprint PCS Group (NYSE:PCS) consists of Sprint's mobile wireless operations.

Sprint today announced overall growth in revenues for the second consecutive quarter and strong operating performance in both the FON and PCS Groups. The FON Group reported stable sequential revenues and strong cash flow growth. The cash flow growth has allowed substantial debt reductions, leading to significantly lower net interest expense. The PCS Group doubled its operating income and added nearly 500,000 new customers, including 184,000 post-paid retail additions.

"I'm pleased with Sprint's performance this quarter," said Gary Forsee, Sprint chairman and chief executive officer. "We are staying focused on executing our agenda of optimizing our wireline and wireless assets as a way of creating value to our two shareholder groups.

Forsee added, "Under challenging market conditions the global markets division again reported stability in business voice revenues and continued to produce a more profitable product mix. The local division posted strong DSL growth and contribution to cash flow.

In the quarter, Sprint extended its reach into local markets nationwide with the launch of Sprint Complete Sense - bundles of local, long-distance and wireless service. Products like Sprint Complete Sense highlight our company's transformation initiative to realign internal resources based on customer needs and preferences. This effort will enable Sprint to more effectively and efficiently use its portfolio of assets to create communications solutions."

Also, in the quarter, the PCS Group continued to build on its data leadership, passing the five million customer mark for total data subscribers. PCS also executed an important strategic agreement with Qwest and finalized a revised agreement with Alamosa, its largest affiliate.


Sprint Consolidated Highlights

--------------------------------------------------------------------
Sprint Corporation
Selected Financial Data
(millions)                      Quarters Ended
                          September 30,  September 30,  Percent
                             2003            2002       Change
--------------------------------------------------------------------

Net operating revenues         $6,714      $6,798       (1.2%)

Operating income (loss)         (438)         524

Income (loss) from
continuing operations           (497)         477

Net income (loss)              $(498)        $519


                                 Year-to-Date
                          September 30,  September 30,  Percent
                              2003           2002       Change
--------------------------------------------------------------------

Net operating revenues        $19,516     $20,138       (3.1%)

Operating income                  536       1,712       (68.7%)

Income (loss) from
continuing operations           (402)         471

Net income                     $1,177        $591
--------------------------------------------------------------------


Third quarter consolidated net operating revenues were $6.7 billion, compared to $6.8 billion in the same period last year. Net loss for the third quarter was $498 million versus net income of $519 million for the same period last year. Net loss in the third quarter of 2003 includes a net loss from special items of $768 million, while the third quarter of last year includes a net gain from special items of $260 million and net income from a discontinued operation of $42 million. Operating loss was $438 million in the third quarter compared with operating income of $524 million a year ago. Operating income adjusted for special items* was up 15% to $785 million this quarter, compared with $681 million a year ago.

Special items in the 2003 third quarter primarily consisted of a write-down in the fair value of Sprint's MMDS spectrum. Sprint's ongoing evaluation of business use for this asset resulted in a decision to end pursuit of a residential fixed wireless strategy. While alternative strategies continue to be evaluated, this decision required a revaluation of the fair value of the asset, resulting in a pre-tax, non-cash charge of $1.2 billion to the FON Group, reducing the carrying value of the asset to $300 million.

Sprint continued to generate strong positive Free Cash Flow* in the quarter. Including a $400 million outflow for a pension contribution, total Free Cash Flow* was $436 million for the quarter, and year-to-date Free Cash Flow* stands at $1.75 billion. At Sept. 30, cash on hand was $2.6 billion as Sprint continues to be ahead of schedule on planned debt reduction. Net debt* was cut by $295 million in the quarter, and now stands at $17.1 billion.

The FON Group reported a loss per share from continuing operations of 48 cents, for the third quarter, compared to earnings per share from continuing operations of 54 cents, in the third quarter of 2002. Before special items described in the FON discussion, FON Group EPS from continuing operations - adjusted was 38 cents versus 39 cents in the year-ago period.

The PCS Group reported a loss of 7 cents per share for the third quarter, compared to a loss of 1 cent per share in the third quarter of 2002. Before special items described in the PCS discussion, the PCS Group reported a 7 cent loss from continuing operations - adjusted versus a 13 cent loss in the year-ago period.


Sprint FON Group Highlights


------------------------------------------------------------------
Sprint FON Group
Selected Financial Data
(millions, except
per share data)                  Quarters Ended
                           September 30,  September 30,  Percent
                               2003           2002       Change
------------------------------------------------------------------



Net operating revenues          $3,538      $3,816        (7.3%)

Operating income (loss)          (733)         375

Income (loss) from
continuing operations            (432)         484

Discontinued operation,
net                                (1)          42


Net income (loss)               $(433)        $526

Earnings (loss) per share      $(0.48)       $0.59

Capex                             $369        $469        (21.3%)

Free Cash Flow*                   $163        $600        (72.8%)


                                   Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
------------------------------------------------------------------

Net operating revenues         $10,649     $11,559        (7.9%)

Operating income (loss)          (170)       1,213

Income (loss) from
continuing operations             (63)         794

Discontinued operation,
net                              1,321         120

Cumulative effect of
change in accounting
principle, net                     258           -

Net income                      $1,516        $914         65.9%

Earnings per share               $1.69       $1.03         64.1%

Capex                           $1,141      $1,550         (26.4%)

Free Cash Flow*                 $1,201        $899         33.6%
-------------------------------------------------------------------



o In the quarter, FON Group revenues declined 7% from the same period a year ago. Revenues were up slightly compared to the second quarter.
o Operating income adjusted for special items* decreased 8% compared to last year. Sequentially, this measure was up 3%.
o Adjusted EBITDA* of $1.11 billion decreased 7% year over year and increased modestly on a sequential basis.

o The FON Group's Free Cash Flow* of $163 million decreased by $437 million compared to $600 million in the year-ago quarter. Year to date, Free Cash Flow* of $1.2 billion increased 34%. The 2003 FON Group's Free Cash Flow* reflects a $400 million pension contribution made in the third quarter.




Sprint FON Group Earnings


-----------------------------------------------------------------------
Sprint FON Group
Earnings per share               Quarters Ended
                           September 30,  September 30,   Percent
                               2003          2002         Change
-----------------------------------------------------------------------


GAAP earnings (loss) per
share                         $(0.48)       $0.59

Discontinued operation              -        0.05

Income (loss) from
continuing operations         $(0.48)       $0.54

Special items
   Restructuring and
   asset impairments             0.86        0.09
   Worldcom bad debt                -        0.02
   Tax benefit                      -      (0.26)

 Earnings per share from
 continuing operations -
 adjusted                       $0.38       $0.39          (2.6%)


                                   Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
----------------------------------------------------------------------

GAAP earnings per share         $1.69       $1.03          64.1%

Discontinued operation           1.47        0.14
Cumulative effect of a
change in accounting
principle                        0.29           -

Income (loss) from
continuing operations         $(0.07)       $0.89

Special items
   Restructuring and
   asset impairments             1.10        0.09
   Executive separation          0.01           -
   Shareholder
   litigation charge             0.01           -
   Premium on early
   retirement of debt            0.02           -

   WorldCom bad debt                -        0.02
   Tax benefit                      -      (0.26)
   EarthLink impairment             -        0.27
   Sale of customer
   contracts                        -      (0.03)

 Earnings per share from
 continuing operations -
 adjusted                       $1.07       $0.98          9.2%
----------------------------------------------------------------------


The difference between reported FON Group EPS and EPS from continuing operations
- adjusted, is the result of the following items:

o Restructuring and asset impairments - a pre-tax charge of $1.22 billion was recorded in the third quarter of 2003 related to a revaluation of the fair value of Sprint's MMDS spectrum. A pre-tax charge of $348 million was recorded in the second quarter of 2003 along with an additional $2 million in the third quarter of 2003 primarily associated with the decision to wind down the Web hosting business. A pre-tax charge of $202 million was recorded in the third quarter of 2002 related to the termination of high-speed data services, as well as additional steps to reduce operating costs. The charge was partially offset by a $76 million adjustment to finalize the restructuring charge recorded in the 2001 fourth quarter.
o Discontinued operation - reflects the operational activity and sale of Sprint's directory publishing business.
o Cumulative effect of a change in accounting principle - a pre-tax gain of $420 million was recorded in the first quarter of 2003 upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.
o Executive separation agreements - a pre-tax charge of $17 million was recorded in the second quarter of 2003 for the FON Group's share of charges associated with executive separation agreements.
o Shareholder litigation charge - a pre-tax charge of $24 million was recorded in the first quarter of 2003 for the FON Group's share of a shareholder litigation settlement. This charge was partially offset by $8 million of insurance proceeds received in the third quarter of 2003.
o Premium on early retirement of debt - a pre-tax charge of $19 million was recorded in the first quarter of 2003 and $2 million in the third quarter of 2003 related to the early retirement of approximately $1.2 billion of long-term debt.
o WorldCom bad debt - a pre-tax charge of $30 million was recorded in the third quarter of 2002 related to the expected loss on receivables due to WorldCom's bankruptcy declaration.
o Tax benefit - a tax benefit of $235 million was recorded in the third quarter of 2002 related to capital losses that were previously not recognizable.
o EarthLink impairment - a pre-tax charge of $241 million was recorded in the second quarter of 2002 due to declining market value.
o Sale of customer contracts - a pre-tax gain of $40 million was recorded in the second quarter of 2002 related to the sale of customer contracts.


Local Division
---------------------------------------------------------------------


Local
Selected Financial Data
(millions)                       Quarters Ended
                           September 30,   September 30,    Percent
                             2003              2002         Change
----------------------------------------------------------------------



Net operating revenues

   Local service                 $757        $765           (1.0%)
   Network access                 525         526           (0.2%)
   Long-distance                  135         155           (12.9%)
   Other                          113         134           (15.7%)
   Net operating revenues       1,530       1,580           (3.2%)

Operating expenses
   Cost of services &
   products                       493         513           (3.9%)
   Selling, general &
   administrative                 308         323           (4.6%)
   Depreciation                   270         291           (7.2%)
   Restructuring and
   asset impairments                -           3
   Total operating
   expenses                     1,071       1,130           (5.2%)

 Operating Income                $459        $450           2.0%

 Capex                           $273        $305           (10.5)%


                                  Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
----------------------------------------------------------------------

Net operating revenues
   Local service               $2,284      $2,289         (0.2%)
   Network access               1,567       1,562         0.3%
   Long-distance                  412         479         (14.0%)
   Other                          332         363         (8.5%)
   Net operating revenues       4,595       4,693         (2.1%)

Operating expenses
   Cost of services &
   products                     1,473       1,467          0.4%
   Selling, general &
   administrative                 946         946          -
   Depreciation                   808         865          (6.6%)
   Restructuring and
   asset impairments                -           3
   Total operating
   expenses                     3,227       3,281          (1.6%)

 Operating Income              $1,368      $1,412          (3.1%)

 Capex                           $851        $871          (2.3)%
-----------------------------------------------------------------------


o Third quarter revenues of $1.53 billion declined 3.2% from $1.58 billion in the year-ago period. Revenues were flat, sequentially.
o Adjusted EBITDA* was $729 million for the quarter compared to $771 million last year and $729 million in the second quarter. Year-to-date Adjusted EBITDA* of $2.18 billion is 5% below the comparable period in 2002.
o Operating income adjusted for special items* was $459 million for the quarter compared to $480 million a year ago and $457 million in the second quarter.
o    DSL subscribership grew by 41,000 to end the quarter with 264,000 lines.
o Total access lines declined at a 2.2% annual rate compared to 2.4% recorded in the second quarter.

The local division continues to execute on key strategic initiatives including increasing penetration of bundled services and DSL, expanding Sprint-branded local service beyond existing local service territories, and converting circuit-based networks to next-generation packet technology.

In the quarter, the division successfully converted two additional switch complexes to packet technology and plans to have converted over 150,000 lines by the end of the year.

The division reported continued gains in bundled service customers as nearly 60% of new customers in the quarter signed up for a bundled plan. Consumer bundle penetration increased nearly 700 basis points to over 31% and business bundle penetration increased 400 basis points from the year-ago period to 26%.

Total third quarter expenses decreased 5% compared to a year ago. The 2002 third quarter results include a WorldCom bad debt charge of $27 million. Lower depreciation expense in 2003, is due to the adoption of SFAS No. 143, and lowered depreciation rates on switching equipment. The decline in costs of services and products is driven by general expense controls and lower costs associated with equipment and long-distance revenues. Costs of services and products and selling, general and administrative expenses were also impacted by an increase in pension benefits.


Global Markets Division
--------------------------------------------------------------------


Global Markets
Selected Financial Data
(millions)                       Quarters Ended
                           September 30,  September 30,   Percent
                              2003            2002        Change
---------------------------------------------------------------------


Net operating revenues

   Voice                       $1,240      $1,433         (13.5%)
   Data                           462         445         3.8%
   Internet                       233         258         (9.7%)
   Other                           39          95         (58.9%)
   Net operating revenues       1,974       2,231         (11.5%)

Operating expenses
   Cost of services &
   products                     1,059       1,189         (10.9%)
   Selling, general &
   administrative                 522         604         (13.6%)
   Depreciation                   351         378         (7.1%)
   Restructuring and
   asset impairments            1,223         123
   Total operating
   expenses                     3,155       2,294         37.5%

 Operating loss              $(1,181)       $(63)

 Capex                            $71        $143         (50.3%)


                                   Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
---------------------------------------------------------------------

Net operating revenues
   Voice                       $3,775      $4,437         (14.9%)
   Data                         1,386       1,396         (0.7%)
   Internet                       721         750         (3.9%)
   Other                          136         265         (48.7%)
   Net operating revenues       6,018       6,848         (12.1%)

Operating expenses
   Cost of services &
   products                     3,225       3,939         (18.1%)
   Selling, general &
   administrative               1,653       1,855         (10.9%)
   Depreciation                 1,073       1,099         (2.4%)
   Restructuring and
   asset impairments            1,571         123
   Total operating
   expenses                     7,522       7,016         7.2%

 Operating loss              $(1,504)      $(168)

 Capex                           $218        $567         (61.6%)
--------------------------------------------------------------------


o Net operating revenues declined 11.5% to $1.97 billion from $2.23 billion a year ago. Sequentially, revenue was down by a little over 1%.
o Excluding special items, operating income for the quarter was $42 million compared to $63 million in the year-ago period.
o Adjusted EBITDA* was $393 million in the quarter, down 11% from the year-ago period and up 1% sequentially. Year-to-date Adjusted EBITDA* of $1.15 billion is 9% above the year-ago period.

In the quarter, total voice revenues were flat, sequentially. Retail business voice revenues increased 3%, sequentially. Consumer revenues continued to be impacted by product substitution and aggressive competition, but were stable sequentially. Due to the loss of a major customer, wholesale voice revenues were down year over year as expected.

Data revenues were again stable sequentially with mixed product performance. Frame Relay revenues grew at a low double-digit rate compared to last year, while ATM and Private Line declined. IP revenues were again impacted by a price reduction of a large Dial IP contract. Other revenues were impacted by lower equipment sales and the sale of our consulting business in the third quarter of 2002.

Excluding special items as described in the FON discussion, total expenses declined 11% compared to the year-ago period, and 2% sequentially. The cost savings are being driven by lower headcount and lower volume, and initiatives to improve access unit costs. Additionally, bad debt expense including recoveries of previously written-off accounts declined in the period.


Sprint PCS Group Highlights
-------------------------------------------------------------------


Sprint PCS Group
Selected Financial Data
(millions, except
per share data)                   Quarters Ended
                           September 30,  September 30,   Percent
                               2003           2002        Change
--------------------------------------------------------------------


Net operating revenues         $3,340      $3,157         5.8%

Operating expenses
   Cost of services &
   products                     1,628       1,478         10.1%
   Selling, general &
   administrative                 800         955         (16.2%)
   Depreciation &
   amortization                   628         588         6.8%
   Restructuring and
   asset impairment                 -         (5)
   Total operating
   expenses                     3,056       3,016         1.3%

 Operating Income                $284        $141

Net loss                        $(65)        $(7)

Loss per share                $(0.07)     $(0.01)

Capex                            $491        $650         (24.5%)

Free Cash Flow*                  $273      $(113)


                                   Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
---------------------------------------------------------------------

Net operating revenues         $9,383      $9,023         4.0%

Operating expenses
   Cost of services &
   products                     4,597       4,316         6.5%
   Selling, general &
   administrative               2,248       2,556         (12.1%)
   Depreciation &
   amortization                 1,853       1,658         11.8%
   Restructuring & asset
   impairments                     10          18         (44.4%)
   Total operating
   expenses                     8,708       8,548         1.9%

 Operating Income                $675        $475         42.1%

Net loss                       $(339)      $(323)         5.0%

Loss per share                $(0.34)     $(0.33)

Capex                          $1,211      $2,078         (41.7%)

Free Cash Flow*                  $548      $(359)
--------------------------------------------------------------------


o Third quarter net subscriber additions include 184,000 post-paid retail, 290,000 from wholesale channels and 22,000 from affiliates. At the end of the period, PCS Group was serving a total of 19.3 million customers.
o Based on strong service revenue, net operating revenues for the PCS Group were up nearly 6% year over year. Net operating revenues were up 8%, sequentially.
o Operating income rose to $284 million, a 13% increase from the second quarter's $251 million, and more than doubled from $141 million in the third quarter of 2002.
o Adjusted EBITDA* was $912 million, a 25% improvement from $730 million a year ago. Year to date, Adjusted EBITDA* of $2.56 billion is a 20% increase from 2002.
o Average monthly service revenue per user (ARPU)* was just under $63 in the third quarter, down slightly when compared to the year ago period and $1 higher sequentially. During the quarter, PCS customers increased their average usage to nearly 14 hours per month, up from 11 hours in third quarter of 2002.
o The cost to acquire a new customer (CPGA)* was $465, up sequentially from $415 and $395 a year ago. CPGA* was impacted by increased marketing spending, a $27 million inventory write-down reflecting a substantial decline in camera phone replacement cost, and increased rebates as a result of higher take rates on two-year contracts. Cash cost per user (CCPU)* was $31, flat sequentially and decreased from $33 a year ago.
o Churn was 2.7% this quarter compared to 2.4% sequentially, but remained much lower than the 3.8% reported a year ago. Ahead of the implementation of WLNP (wireless local number portability) in the fourth quarter, the company has implemented initiatives aimed at improved retention.

This quarter marked the one-year anniversary of PCS Vision utilizing the nation's largest next-generation wireless network. The popularity of Vision-enabled applications like Picture Mail drove the total number of PCS Vision subscribers to 2.7 million, up from 2.1 million in the second quarter. Combined with Sprint's first generation WAP (wireless application protocol) data services, Sprint now supports more than five million total data subscribers.

The PCS Group continues to enhance its growth potential through strategic alliances. These alliances leverage Sprint's network assets and broaden channels for selling our services. The Virgin Mobile joint venture boosted resale additions this quarter with back-to-school promotions.

Additionally, Sprint introduced Virgin's prepaid products to its retail locations. During the quarter, Sprint completed a wholesale agreement with Qwest Communications that is expected to add Qwest's wireless subscribers to the PCS network in 2004. The agreement will offer Qwest subscribers the convenience of nationwide calling plans, as well as access to the advanced applications and features of Sprint-branded PCS Vision.

The PCS Group's year-to-date Free Cash Flow* of $548 million is an increase of $907 million over the same period in 2002. The 2003 results exclude $525 million of tax benefits from the FON Group associated with the sale of the directory publishing business.


Sprint PCS Group Earnings
-------------------------------------------------------------------

Sprint PCS Group
Loss per share
                                 Quarters Ended
                           September 30,  September 30,   Percent
                               2003           2002        Change
--------------------------------------------------------------------



GAAP loss per share           $(0.07)     $(0.01)

Special items
   Pegaso sale                      -      (0.07)
   Tax benefit                      -      (0.05)

Loss per share from
continuing operations -
adjusted                      $(0.07)     $(0.13)         (46.2%)


                                   Year-to-Date
                           September 30,  September 30,   Percent
                               2003           2002        Change
--------------------------------------------------------------------

GAAP loss per share           $(0.34)     $(0.33)         3.0%

Special items
   Executive separation          0.01           -
   Shareholder
   litigation charge             0.01           -
   Pegaso sale                      -      (0.07)
   Tax benefit                      -      (0.05)

Loss per share from
continuing operations -
adjusted                      $(0.32)     $(0.45)         (28.9%)
--------------------------------------------------------------------


The difference between reported PCS Group loss per share and loss per share from continuing operations - adjusted, is the result of the following charges:

o Executive separation agreements - a pre-tax charge of $19 million was recorded in the second quarter of 2003 for the PCS Group's share of charges associated with executive separation agreements.
o Shareholder litigation charge - a pre-tax charge of $26 million was recorded in the first quarter of 2003 for the PCS Group's share of a shareholder litigation settlement. This charge was partially offset by $9 million of insurance proceeds received in the third quarter of 2003.
o Pegaso sale - a pre-tax gain of $67 million was recorded in the third quarter of 2002 related to the sale of the investment in Pegaso.

o Tax benefit - a tax benefit of $57 million was recorded in the third quarter of 2002 related to capital losses that were previously not recognizable.

*Financial Measures
Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures used in this release include the following:

Operating income (loss) adjusted for special items is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted EBITDA is defined as operating income plus depreciation, amortization and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt, investment in debt securities and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CCPU (Cash cost per user) is calculated by dividing costs of wireless service revenues, service delivery and other general and administrative costs by weighted average monthly wireless subscribers. CCPU is a measure analysts use to evaluate the cash costs to operate the business on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CPGA (Cost per gross addition) is calculated by dividing the costs of acquiring a new wireless subscriber, including equipment subsidies, marketing costs and selling expenses, by gross additional subscribers. Analysts use this measure in conjunction with the other measures to evaluate the profitability of the operation. This is a measure which uses GAAP as the basis for calculation.

Business Outlook
The following statements are based on current expectations for 2003. These statements are forward looking, and actual results may differ materially. Sprint currently expects to provide an update on business trends in the latter part of the fourth quarter. Sprint has announced plans to transform its organization to be structured around customer segments. These transformation activities will result in additional restructuring costs being incurred in subsequent quarters.

Sprint now expects planning efforts for this transformation to extend through the balance of the year. As a result, we are rescheduling our annual investment community meeting to coincide with the release of fourth quarter earnings which are expected to be in early February 2004. We will announce the specifics on the meeting as soon as logistical arrangements are finalized.

Sprint is updating its 2003 guidance for the FON Group as follows:

Full-year EPS from continuing operations - adjusted in 2003 are expected to be between $1.43 and $1.45 per diluted share. This is an increase from prior guidance of $1.35 to $1.40. Our EPS guidance excludes all special items. Full-year revenues are targeted to decline at around 7%. Our prior guidance called for a 6-7% decline. In the fourth quarter, we expect relatively stable revenues sequentially.

Sprint expects full-year FON Operating income adjusted for special items* to be between $1.85 billion and $1.90 billion. The prior range was $1.80 billion to $1.85 billion.

Capital expenditures are now expected to be approximately $1.7 billion, a $100 million reduction from our previous forecast. Capital spending in the local division is expected to be approximately $1.2 billion and Global Markets capital spending is expected to be a little under $400 million.

Sprint now expects full-year 2003 Free Cash Flow* for the FON Group to be approximately $1.7 billion. This excludes $1.5 billion of net directory proceeds.

Sprint is updating its 2003 guidance for the PCS Group as follows:

Sprint is confirming our previous guidance for the following items:

o Full-year loss per share from continuing operations - adjusted of $0.43 to $0.48. Our EPS guidance excludes all special items.
o Operating income adjusted for special items* for 2003 in a range of $800 to $900 million.
o    Full-year Adjusted EBITDA* in the range of $3.3 billion to $3.4 billion.
o    Full-year gross customer additions in the low- to mid-6 million range.
o    Capital expenditures at around $2.1 billion.

PCS Group is revising full year 2003 Free Cash Flow* to approximately $300 million versus our prior estimate of $200 million. The increase is primarily due to reduced working capital requirements. This excludes $700 million of tax benefits associated with the sale of the directory publishing business.

Conference Call Information
Sprint management will provide an overview of the company's performance and business outlook, and participate in an interactive Q&A that will be webcast Thursday, Oct. 23, 2003, beginning at 7:00 a.m. CT for FON and 7:45 a.m. CT for PCS. Investors may participate by viewing the webcast at www.sprint.com.

Please plan on gaining access 10 minutes prior to the start of the calls.

For  FON  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the FON Group call will be available through Nov. 6, 2003, at the following numbers: 888-775-8696 (toll free) or 402-220-1326
(international).

For  PCS  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the PCS Group call will be available through Nov. 6, 2003, at the following numbers: 888-775-8673 (toll free) or 402-220-1325
(international).

Cautionary Statement regarding forward-looking information
This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not historical facts are forward-looking statements. The words "estimate,"
"project," "intend," "expect," "believe," "target" and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o    extent and duration of the current economic downturn;
o    the  effects  of  vigorous  competition  in the  markets  in  which  Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o    adverse  change in the  ratings  afforded  our debt  securities  by ratings agencies;
o the ability of the PCS Group and the Global Markets Division to continue to grow a significant market presence;
o the ability of the PCS Group and the Global Markets Division to improve profitability and reduce cash requirements;
o the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;
o the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;
o the impact to the PCS Group's network coverage due to financial difficulties of third-party affiliates,
o    the uncertainties related to Sprint's investments;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o the impact of new, emerging and competing technologies on Sprint's business;
o    unexpected results of litigation filed against Sprint;
o the impact of wireless local number portability on the PCS Group's growth and churn rates, revenues and expenses;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2002 Form 10-K, and you are encouraged to review these filings.














About Sprint
Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.




For further information, contact Corporate Communictions:


-  Media Relations:
   Mark Bonavia
   913-794-1088
   mark.bonavia@mail.sprint.com

-  Investor Relations:
   Kurt Fawkes
   913-794-1126
   Investorrelation.sprintcom@mail.sprint.com

                                                                 Sprint Corporation
                                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (millions, except per share data)


                                                                         Sprint Corporation
                                                                 -----------------------------------
                                                           Consolidated                      Eliminations/Reclassifications
----------------------------------------------  -----------------------------------       ------------------------------------

Quarters Ended September 30,                        2003               2002                   2003                2002
----------------------------------------------  -----------------------------------       ------------------------------------


Net operating revenues                              $ 6,714            $ 6,798                $ (164)             $ (175)
-----------------------------------------------------------------------------------       ------------------------------------
Operating expenses
 Costs of services and products                       3,034              2,995                  (164)               (175)
 Selling, general and administrative (1)              1,644              1,900                   (11)                 (8)
 Depreciation and amortization                        1,251              1,258                     -                   -
 Restructuring and asset impairments (2)              1,223                121                     -                   -
-----------------------------------------------------------------------------------       ------------------------------------
 Total operating expenses                             7,152              6,274                  (175)               (183)
-----------------------------------------------------------------------------------       ------------------------------------
Operating income (loss)                                (438)               524                    11                   8
Interest expense                                       (335)              (345)                    -                   -
Intergroup interest charge                                -                  -                     -                   -
Premium on early retirement of debt (3)                  (2)                 -                     -                   -
Other income (expense), net (4)                           4                 74                   (11)                 (8)
-----------------------------------------------------------------------------------       ------------------------------------
Income (loss) before income taxes                      (771)               253                     -                   -
Income tax benefit (5)                                  274                224                     -                   -
-----------------------------------------------------------------------------------       ------------------------------------
Income (loss) from continuing operations               (497)               477                     -                   -
Discontinued operation, net (6)                          (1)                42                     -                   -
-----------------------------------------------------------------------------------       ------------------------------------
Net income (loss)                                      (498)               519                     -                   -
Preferred stock dividends (paid) received                (2)                (1)                    -                   -
-----------------------------------------------------------------------------------       ------------------------------------

Earnings (loss) applicable to common stock          $  (500)           $   518                $    -              $    -
                                                 ----------------------------------       ------------------------------------

Diluted earnings (loss) per common share (8)

  Income (loss) from continuing operations

 Discontinued operation
-----------------------------------------------------------------------------------       ------------------------------------
Total

Diluted weighted average common shares outstanding (9)

Basic earnings (loss) per common share

  The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.



                                                                 Sprint Corporation
                                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (millions, except per share data)



                                                        Sprint FON Group                         Sprint PCS Group
-----------------------------------------------------------------------------------    ------------------------------------
Quarters Ended September 30,                        2003               2002                   2003                2002
-----------------------------------------------------------------------------------    ------------------------------------


Net operating revenues                              $ 3,538            $ 3,816                $   3,340           $  3,157
-----------------------------------------------------------------------------------    ------------------------------------
Operating expenses
 Costs of services and products                       1,570              1,692                    1,628              1,478
 Selling, general and administrative (1)                855                953                      800                955
 Depreciation and amortization                          623                670                      628                588
 Restructuring and asset impairments (2)              1,223                126                        -                 (5)
-----------------------------------------------------------------------------------    ------------------------------------
 Total operating expenses                             4,271              3,441                    3,056              3,016
-----------------------------------------------------------------------------------    ------------------------------------
Operating income (loss)                                (733)               375                      284                141
Interest expense                                        (55)               (75)                    (280)              (270)
Intergroup interest charge                               98                 82                      (98)               (82)
Premium on early retirement of debt (3)                  (2)                 -                        -                  -
Other income (expense), net (4)                          25                 17                      (10)                65
-----------------------------------------------------------------------------------    ------------------------------------
Income (loss) before income taxes                      (667)               399                     (104)              (146)
Income tax benefit (5)                                  235                 85                       39                139
-----------------------------------------------------------------------------------    ------------------------------------
Income (loss) from continuing operations               (432)               484                      (65)                (7)
Discontinued operation, net (6)                          (1)                42                        -                  -
-----------------------------------------------------------------------------------    ------------------------------------
Net income (loss)                                      (433)               526                      (65)                (7)
Preferred stock dividends (paid) received                 2                  2                      (4)                 (3)
-----------------------------------------------------------------------------------    ------------------------------------

Earnings (loss) applicable to common stock          $  (431)           $   528                $     (69)          $    (10)
                                                   --------------------------------    ------------------------------------

Diluted earnings (loss) per common share (8)

  Income (loss) from continuing operations          $ (0.48)           $  0.54                $   (0.07)          $  (0.01)

  Discontinued operation                                  -               0.05                        -                  -
-----------------------------------------------------------------------------------    ------------------------------------
Total                                               $ (0.48)           $  0.59                $   (0.07)          $  (0.01)

                                                    -------------------------------    ------------------------------------
Diluted weighted average common shares
  outstanding (9)                                     903.0              894.6                  1,033.1            1,018.6

Basic earnings (loss) per common share              $ (0.48)           $  0.59                $   (0.07)          $  (0.01)

    The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.



                                                                         Sprint Corporation
                                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                  (millions, except per share data)
                                                       Sprint Corporation
                                             --------------------------------------
                                                          Consolidated                       Eliminations/Reclassifications
-----------------------------------------------------------------------------------       ------------------------------------
Year-to-Date September 30,                          2003               2002                   2003                2002
-----------------------------------------------------------------------------------       ------------------------------------




Net operating revenues                              $ 19,516           $ 20,138               $ (516)             $ (444)
-----------------------------------------------------------------------------------        -----------------------------------
Operating expenses
 Costs of services and products                        8,766              9,246                 (516)               (444)
 Selling, general and administrative (1)               4,894              5,407                  (31)                (24)
 Depreciation and amortization                         3,739              3,629                    -                   -
 Restructuring and asset impairments (2)               1,581                144                    -                   -
-----------------------------------------------------------------------------------       ------------------------------------
 Total operating expenses                             18,980             18,426                 (547)               (468)
-----------------------------------------------------------------------------------       ------------------------------------
Operating income (loss)                                  536              1,712                   31                  24
Interest expense                                      (1,052)            (1,044)                   -                   -
Intergroup interest charge                                 -                  -                    -                   -
Premium on early retirement of debt (3)                  (21)                 -                    -                   -
Other expense, net (4)                                   (78)              (234)                 (31)                (24)
-----------------------------------------------------------------------------------       -------------------------------------
Income (loss) before income taxes                       (615)               434                    -                   -
Income tax (expense) benefit (5)                         213                 37                    -                   -
-----------------------------------------------------------------------------------       -------------------------------------
Income (loss) from continuing operations                (402)               471                    -                   -
Discontinued operation, net (6)                        1,321                120                    -                   -
Cumulative effect of change in accounting principle,
   net (7)                                               258                  -                    -                   -
-----------------------------------------------------------------------------------      --------------------------------------
Net income (loss)                                      1,177                591                    -                   -
Preferred stock dividends (paid) received                 (5)                (5)                   -                   -
-----------------------------------------------------------------------------------      --------------------------------------
Earnings (loss) applicable to common stock          $  1,172          $     586               $    -              $    -
                                                   --------------------------------       -------------------------------------

Diluted earnings (loss) per common share (8)

  Income (loss) from continuing operations

  Discontinued operation

  Cumulative effect of change in accounting principle
-----------------------------------------------------------------------------------       -------------------------------------
Total

Diluted weighted average common shares outstanding (9)

Basic earnings (loss) per common share

    The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.



                                                                          Sprint Corporation
                                                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                    (millions, except per share data)



                                                        Sprint FON Group                          Sprint PCS Group
-----------------------------------------------------------------------------------       ------------------------------------
Year-to-Date September 30,                          2003               2002                   2003                2002
-----------------------------------------------------------------------------------       ------------------------------------





Net operating revenues                              $ 10,649           $ 11,559               $   9,383           $    9,023
-----------------------------------------------------------------------------------       ------------------------------------
Operating expenses
 Costs of services and products                        4,685              5,374                   4,597                4,316
 Selling, general and administrative (1)               2,677              2,875                   2,248                2,556
 Depreciation and amortization                         1,886              1,971                   1,853                1,658
 Restructuring and asset impairments (2)               1,571                126                      10                   18
-----------------------------------------------------------------------------------       ------------------------------------
 Total operating expenses                             10,819             10,346                   8,708                8,548
-----------------------------------------------------------------------------------       ------------------------------------
Operating income (loss)                                 (170)             1,213                     675                  475
Interest expense                                        (185)              (232)                   (867)                (812)
Intergroup interest charge                               278                255                    (278)                (255)
Premium on early retirement of debt (3)                  (21)                 -                       -                    -
Other expense, net (4)                                    25               (181)                    (72)                 (29)
-----------------------------------------------------------------------------------       ------------------------------------
Income (loss) before income taxes                        (73)             1,055                    (542)                (621)
Income tax (expense) benefit (5)                          10               (261)                    203                  298
-----------------------------------------------------------------------------------       ------------------------------------
Income (loss) from continuing operations                 (63)               794                    (339)                (323)
Discontinued operation, net (6)                        1,321                120                       -                    -
Cumulative effect of change in accounting principle,
   net (7)                                               258                  -                       -                    -
-----------------------------------------------------------------------------------       ------------------------------------
Net income (loss)                                      1,516                914                    (339)                (323)
Preferred stock dividends (paid) received                  6                  5                     (11)                 (10)
-----------------------------------------------------------------------------------       ------------------------------------
Earnings (loss) applicable to common stock          $  1,522           $    919               $    (350)          $     (333)
                                                -----------------------------------       ------------------------------------

Diluted earnings (loss) per common share (8)

  Income (loss) from continuing operations          $  (0.07)          $   0.89               $   (0.34)          $    (0.33)

  Discontinued operation                                1.47               0.14                       -                    -

  Cumulative effect of change in accounting
   principle                                            0.29                  -                       -                    -
-----------------------------------------------------------------------------------       ------------------------------------
Total                                               $   1.69           $   1.03               $   (0.34)          $    (0.33)
                                                -----------------------------------       ------------------------------------

Diluted weighted average common shares
outstanding (9)                                        899.9              893.2                 1,026.6              1,014.2
                                                -----------------------------------       ------------------------------------
Basic earnings (loss) per common share              $   1.69           $   1.03               $   (0.34)          $    (0.33)
                                                -----------------------------------       ------------------------------------


    The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.


                               Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(1) In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This includes a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. The charge to the FON Group was $17 million, which increased FON Group's loss from continuing operations by $10 million, or $0.01 per share. The charge to the PCS Group was $19 million, which increased loss from continuing operations by $12 million, or $0.01 per share.

     In the 2002 third quarter, Sprint recorded a charge to bad debt expense in connection with the bankruptcy declaration of WorldCom, which reduced operating income by $36 million and income from continuing operations by $23 million. The charge to the FON Group was $30 million, which reduced income from continuing operations by $19 million, or $0.02 per share. The charge to the PCS Group was $6 million, which increased loss from continuing operations by $4 million with no per share impact.

(2) In the 2003 third quarter, Sprint's ongoing evaluation of business use for the FON Group's MMDS spectrum resulted in a decision to end pursuit of a residential fixed wireless strategy. While alternative strategies continue to be evaluated, this decision required a revaluation of the fair value of the asset, resulting in a pre-tax, non-cash charge of $1.2 billion, reducing the carrying value to $300 million. This charge increased FON Group's loss from continuing operations by $777 million, or $0.86 per share.

     In the 2003 second quarter, the FON Group recorded restructuring and asset impairment charges of $348 million primarily related to winding down the Global Markets Division's Web hosting business. This includes a $337 million non-cash charge for the impairment of hosting assets and an $11 million charge related to cash requirements for employee terminations. The 2003 second quarter charge increased loss from continuing operations by $218 million, or $0.24 per share. Sprint will record additional charges for facility lease terminations, customer migration, employee termination and other wind-down costs in subsequent periods. The associated 2003 third quarter charge was $2 million, which increased loss from continuing operations by $1 million with no per share impact.

     In the 2003 first quarter, the PCS Group recorded a charge of $10 million associated with the termination of a software development project. This increased loss from continuing operations by $6 million with no per share impact.

     In the 2002 third quarter, Sprint recorded restructuring charge and asset impairment activity of $121 million, which reduced income from continuing operations by $76 million. The FON Group recorded a restructuring charge and asset impairment of $202 million representing the termination of high-speed data services. This charge was partially offset by a $76 million reduction in the reserve related to a restructuring announced in the 2001 fourth quarter. This reduced income from continuing operations by $79 million, or $0.09 per share. Also, the PCS Group recorded a $6 million reduction to the restructuring reserve recorded in the 2002 first quarter, which was partially offset by a $1 million increase to the restructuring reserve recorded in the 2001 fourth quarter. This reduced loss from continuing operations by $3 million with no per share impact.

     In the 2002 first quarter, the PCS Group recorded a $23 million restructuring charge representing the closing of five PCS call centers, as well as additional steps to reduce operating costs in its PCS business units. This charge was offset by favorable accounting true-ups. In total, the charge and true-ups had no effect on net loss or loss per share.

(3) In the 2003 first quarter, the FON Group recorded a $19 million charge reflecting the premiums paid on a debt tender offer. In the 2003 third quarter, an additional $2 million premium was recorded primarily reflecting the early retirement of local division debt. For the nine months ended September 30, 2003, these charges increased FON Group loss from continuing operations by $13 million, or $0.02 per share. There was no per share impact of this event in the 2003 third quarter.

(4) In the 2003 first quarter, Sprint recorded to Other income (expense), a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. In the 2003 third quarter, Sprint recorded $17 million from an insurance settlement related to this action. For the nine months ended September 30, 2003 Sprint attributed $16 million of the net charge to the FON Group, which increased loss from continuing operations by $10 million, or $0.01 per share. The remaining net charge of $17 million was attributed to the PCS Group, which increased loss from continuing operations by $11 million, or $0.01 per share. There was no per share impact related to this event for either the FON Group or PCS Group in the 2003 third quarter.

     In the 2002 second quarter, the FON Group recorded in Other income (expense), net, charges of $201 million, which reduced income from continuing operations by $216 million, or $0.24 per share. These amounts included a gain from the sale of customer contracts for $40 million with an impact to income from continuing operations of $25 million, or $0.03 per share. Also included is a write-down of an investment due to declining market value of $241 million with the same impact on income from continuing operations, or $0.27 per share.

     In the 2002 third quarter, the PCS Group recorded to Other income (expense), net, a gain on the sale of an equity method investment of $67 million with the same impact on loss from continuing operations, or $0.07 per share.

(5) In the 2002 third quarter, Sprint recognized a tax benefit related to the capital losses not previously recognized of $292 million. The benefit to the FON Group was $235 million, or $0.26 per share. The benefit to the PCS Group was $57 million, or $0.05 per share.

(6) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley. Activity in subsequent quarters relates to final settlement activity of the sale.

(7) Sprint adopted SFAS No. 143, Accounting for Asset Retirement Obligations on January 1, 2003. In the FON Group, the local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, the FON Group recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a favorable cumulative effect of change in accounting principle of $258 million, net of tax. The ongoing impact of this accounting change is expected to increase FON Group's net income through reduced depreciation expense by less than $15 million annually.

(8) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these consolidated statements of operations for the FON Group's 2003 periods and the PCS Group's 2003 and 2002 periods .

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the FON Group's 2003 periods or the PCS Group's 2003 periods and 2002 periods.



                                                                                   Sprint Corporation
                                                                               CONSOLIDATED BALANCE SHEETS
                                                                                       (millions)


                                                             Sprint Corporation
                                                    ----------------------------------------
                                                                Consolidated                     Eliminations/Reclassifications
                                                    ----------------------------------------   -----------------------------------
                                                    September 30,           December 31,       September 30,          December 31,
                                                        2003                   2002                2003                  2002
                                                    ----------------------------------------   -----------------------------------

Assets
 Current assets
  Cash and equivalents                              $  2,601                $   1,035          $       -              $       -
  Accounts receivable, net                             2,907                    2,951                  -                      -
  Inventories                                            582                      682                  -                      -
  Deferred tax asset                                      16                      806                  -                      -
  Current tax benefit receivable from the
   FON Group                                               -                        -               (186)                     -
  Intergroup receivable                                    -                        -               (561)                  (536)
  Prepaid expenses and other                             537                      604                  -                      -
--------------------------------------------------------------------------------------------   -----------------------------------
  Total current assets                                 6,643                    6,078               (747)                  (536)

 Assets of discontinued operation                          -                      391                  -                      -

 Net property, plant and equipment                    27,387                   28,745                (48)                   (46)

 Net intangible assets                                 7,820                    9,045                  -                      -

 Other                                                 1,046                    1,034               (279)                  (280)
--------------------------------------------------------------------------------------------   -----------------------------------

 Total                                              $ 42,896                $  45,293          $  (1,074)             $    (862)
                                                    ----------------------------------------   ----------------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current
   maturities of long-term debt                     $    979                $   1,887          $        -             $       -
  Current maturities intergroup debt                       -                        -                   -                     -
  Accounts payable and accrued interconnection
   costs                                               2,581                    2,777                   -                     -
  Accrued restructuring costs                            155                      277                   -                     -
  Intergroup payable                                       -                        -                (561)                 (536)
  Other                                                2,721                    2,867                 (59)                  (46)
--------------------------------------------------------------------------------------------   -----------------------------------
  Total current liabilities                            6,436                    7,808                (620)                 (582)
 Liabilities of discontinued operation
  Current tax payable to PCS Group                         -                        -                (175)                    -
  Other                                                    -                      299                   -                     -
--------------------------------------------------------------------------------------------   -----------------------------------
  Total liabilities of discontinued operation              -                      299                (175)                    -

 Noncurrent liabilities
  Long-term debt and capital lease obligations        17,025                   18,405                   -                     -
  Intergroup debt                                          -                        -                   -                     -
  Equity unit notes                                    1,725                    1,725                   -                     -
  Deferred income taxes                                1,839                    2,025                   -                     -
  Other                                                2,330                    2,481                   -                     -
--------------------------------------------------------------------------------------------   -----------------------------------
  Total noncurrent liabilities                        22,919                   24,636                   -                     -
 Redeemable preferred stock                              247                      256                (279)                 (280)

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                              -                       22                   -                    22
   FON                                                 1,807                    1,790               1,807                 1,790
   PCS                                                 1,035                    1,000               1,035                 1,000
  Other shareholders' equity                          10,452                    9,482              10,452                 9,482
  Combined attributed net assets                           -                        -             (13,294)              (12,294)
--------------------------------------------------------------------------------------------   -----------------------------------
 Total shareholders' equity                           13,294                   12,294                   -                     -
--------------------------------------------------------------------------------------------   -----------------------------------

 Total                                              $ 42,896                $  45,293          $   (1,074)            $    (862)
                                                   -----------------------------------------   -----------------------------------

    The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.





                                                                                   Sprint Corporation
                                                                               CONSOLIDATED BALANCE SHEETS
                                                                                       (millions)


                                                              Sprint FON Group                          Sprint PCS Group
                                                    ----------------------------------------   -----------------------------------
                                                    September 30,         December 31,         September 30,          December 31,
                                                        2003                  2002                 2003                   2002
                                                    ----------------------------------------   -----------------------------------

Assets
 Current assets
  Cash and equivalents                              $   1,145               $     641          $   1,456              $     394
  Accounts receivable, net                              1,525                   1,650              1,382                  1,301
  Inventories                                             215                     219                367                    463
  Deferred tax asset                                       16                      42                  -                    764
  Current tax benefit receivable from the
   FON Group                                                -                       -                186                      -
  Intergroup receivable                                   561                     536                  -                      -
  Prepaid expenses and other                              296                     329                241                    275
--------------------------------------------------------------------------------------------   -----------------------------------
  Total current assets                                  3,758                   3,417              3,632                  3,197

 Assets of discontinued operation                           -                     391                  -                      -

 Net property, plant and equipment                     16,159                  16,894             11,276                 11,897

 Net intangible assets                                    350                   1,569              7,470                  7,476

 Other                                                    934                     862                391                    452
--------------------------------------------------------------------------------------------   -----------------------------------

 Total                                              $  21,201               $  23,133          $  22,769              $  23,022
                                                    ----------------------------------------   -----------------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current
   maturities of long-term debt                     $      42               $   1,234          $     937              $     653
  Current maturities intergroup debt                   (1,110)                      -              1,110                      -
  Accounts payable and accrued interconnection
   costs                                                1,309                   1,422              1,272                  1,355
  Accrued restructuring costs                             152                     251                  3                     26
  Intergroup payable                                        -                       -                561                    536
  Other                                                 1,516                   1,503              1,264                  1,410
--------------------------------------------------------------------------------------------   -----------------------------------
  Total current liabilities                             1,909                   4,410              5,147                  3,980

 Liabilities of discontinued operation
  Current tax payable to PCS Group                        175                       -                  -                      -
  Other                                                     -                     299                  -                      -
--------------------------------------------------------------------------------------------   -----------------------------------
  Total liabilities of discontinued operation             175                     299                  -                      -

 Noncurrent liabilities
  Long-term debt and capital lease obligations          2,789                   3,142             14,236                 15,263
  Intergroup debt                                           -                    (406)                 -                    406
  Equity unit notes                                         -                       -              1,725                  1,725
  Deferred income taxes                                 1,535                   1,825                304                    200
  Other                                                 1,690                   2,039                640                    442
--------------------------------------------------------------------------------------------   -----------------------------------
  Total noncurrent liabilities                          6,014                   6,600             16,905                 18,036


 Redeemable preferred stock                                 -                      10                526                    526

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                               -                       -                  -                      -
   FON                                                      -                       -                  -                      -
   PCS                                                      -                       -                  -                      -
  Other shareholders' equity                                -                       -                  -                      -
  Combined attributed net assets                       13,103                  11,814                191                    480
--------------------------------------------------------------------------------------------   -----------------------------------
  Total shareholders' equity                                -                       -                  -                      -
--------------------------------------------------------------------------------------------   -----------------------------------

  Total                                             $  21,201               $  23,133          $  22,769              $  23,022
                                                    ----------------------------------------   -----------------------------------

   The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                                           Sprint Corporation
                                                                              CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                                               (millions)


                                                                                          Sprint Corporation
                                                                                 -----------------------------------------
                                                                                             Consolidated
--------------------------------------------------------------------------------------------------------------------------
Year-to-Date September 30,                                                              2003               2002
--------------------------------------------------------------------------------------------------------------------------

Operating Activities
    Net income (loss)                                                                   $ 1,177            $   591
    Discontinued operation, net                                                          (1,321)              (120)
    Cumulative effect of change in accounting principle, net                               (258)                 -
    Depreciation and amortization                                                         3,739              3,629
    Deferred income taxes                                                                   440                526
    Losses on write-down of assets                                                        1,568                396
    Changes in assets and liabilities                                                    (1,156)              (556)
    Other, net                                                                              190                (40)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                        4,379              4,426
--------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                 (2,352)            (3,628)
    Investments in affiliates, net                                                          (16)               (14)
    Investments in debt securities                                                          (91)                 -
    Proceeds from sales of other assets                                                      81                 97
--------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                           (2,378)            (3,545)
--------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                                  (2,342)              (263)
    Dividends paid                                                                         (343)              (341)
    Other, net                                                                               20                 44
--------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities of continuing operations                (2,665)              (560)
--------------------------------------------------------------------------------------------------------------------------

Cash from discontinued operations                                                         2,230                104
--------------------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                            1,566                425

Cash and equivalents at beginning of period                                               1,035                313
--------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                                   $ 2,601            $   738
                                                                                     -------------------------------------

   The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.





                                                                                           Sprint Corporation
                                                                              CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                                               (millions)



                                                                             Sprint FON Group               Sprint PCS Group
-------------------------------------------------------------------  -------------------------------   ---------------------------
Year-to-Date September 30,                                              2003            2002              2003          2002
-------------------------------------------------------------------  -------------------------------   ---------------------------

Operating Activities
    Net income (loss)                                                   $ 1,516         $    914          $   (339)     $   (323)
    Discontinued operation, net                                          (1,321)            (120)                -             -
    Cumulative effect of change in accounting principle, net               (258)               -                 -             -
    Depreciation and amortization                                         1,886            1,971             1,853         1,658
    Deferred income taxes                                                  (428)             376               868           150
    Losses on write-down of assets                                        1,558              395                10             1
    Changes in assets and liabilities                                      (454)            (687)             (702)          131
    Other, net                                                               95             (110)               95            70
-------------------------------------------------------------------  -------------------------------   ---------------------------
Net cash provided by operating activities of continuing operations        2,594            2,739             1,785         1,687
-------------------------------------------------------------------  -------------------------------   ---------------------------

Investing Activities
    Capital expenditures                                                 (1,141)          (1,550)           (1,211)       (2,078)
    Investments in affiliates, net                                            -              (26)              (16)           12
    Investments in debt securities                                          (91)               -                 -             -
    Proceeds from sales of other assets                                      80               66                 1            31
-------------------------------------------------------------------  -------------------------------   ---------------------------
Net cash used by investing activities of continuing operations           (1,152)          (1,510)           (1,226)       (2,035)
-------------------------------------------------------------------  -------------------------------   ---------------------------

Financing Activities
    Change in debt, net                                                  (2,291)           (983)               (51)          720
    Dividends paid                                                         (332)           (330)               (11)          (11)
    Other, net                                                              (20)            (53)                40            97
-------------------------------------------------------------------  -------------------------------   ---------------------------
Net cash provided (used) by financing activities of
  continuing operations                                                  (2,643)         (1,366)               (22)          806
-------------------------------------------------------------------  -------------------------------   ---------------------------

Cash from discontinued operations                                         1,705             104                525             -
-------------------------------------------------------------------  -------------------------------   ---------------------------

Change in cash and equivalents                                              504             (33)             1,062           458

Cash and equivalents at beginning of period                                 641             134                394           179
-------------------------------------------------------------------  -------------------------------   ---------------------------

Cash and equivalents at end of period                                   $ 1,145         $   101           $  1,456      $    637
                                                                     -------------------------------   ---------------------------


  The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                         Sprint Corporation
                                           Reconciliation of Non-GAAP Liquidity Measures
                                                            (millions)



                                                      ----------------------------------------------------------------------------
Quarter ended September 30, 2003
                                                                                                     PCS               FON
                                                        Consolidated           Eliminations         Group             Group
                                                      ----------------------------------------------------------------------------


Operating income (loss)                                 $   (438)              $     11             $     284         $    (733)
    Special items                                          1,223                      -                     -             1,223
                                                      ----------------------------------------------------------------------------
Operating income (loss) adjusted for special items           785                     11                   284               490
    Depreciation and amortization                          1,251                      -                   628               623
                                                      ----------------------------------------------------------------------------
Adjusted EBITDA                                            2,036                     11                   912             1,113


    Adjust for special items                              (1,223)                     -                     -            (1,223)
    Other operating activities, net (1)                      598                    (11)                 (141)              750
                                                      ----------------------------------------------------------------------------
Cash provided by operating activities-GAAP                 1,411                      -                   771               640
    Capital expenditures                                    (860)                     -                  (491)             (369)
    Dividends paid                                          (115)                     -                    (4)             (111)
    Other investing activities, net                            -                      -                    (3)                3
                                                      ----------------------------------------------------------------------------
Free cash flow                                               436                      -                   273               163
    Discontinued operation                                    (1)                     -                   175              (176)
    Decrease in debt, net                                   (483)                     -                   (21)             (462)
    Investments in debt securities                           (91)                     -                     -               (91)
    Other financing activities, net                            1                      -                    32               (31)
                                                      ----------------------------------------------------------------------------
Change in cash and equivalents - GAAP                   $   (138)              $      -             $     459         $    (597)
                                                      ----------------------------------------------------------------------------


                                                      ----------------------------------------------------------------------------
Quarter ended September 30, 2002

                                                                                                     PCS               FON
                                                        Consolidated           Eliminations         Group             Group
                                                      ----------------------------------------------------------------------------


Operating income (loss)                                 $    524               $      8             $     141         $     375
    Special items                                            157                      -                     1               156
                                                      ----------------------------------------------------------------------------
Operating income (loss) adjusted for special items           681                      8                   142               531
    Depreciation and amortization                          1,258                      -                   588               670
                                                      ----------------------------------------------------------------------------
Adjusted EBITDA                                            1,939                      8                   730             1,201


    Adjust for special items                                (157)                     -                    (1)             (156)
    Other operating activities, net (1)                      (72)                    (8)                 (193)              129
                                                     ----------------------------------------------------------------------------
Cash provided by operating activities-GAAP                 1,710                      -                   536             1,174
    Capital expenditures                                  (1,119)                     -                  (650)             (469)
    Dividends paid                                          (115)                     -                    (4)             (111)
    Other investing activities, net                           11                      -                     5                 6
                                                     -----------------------------------------------------------------------------
Free cash flow                                               487                      -                  (113)              600
    Discontinued operation                                    40                      -                     -                40
    Decrease in debt, net                                   (466)                     -                   (20)             (446)
    Other financing activities, net                           30                      -                   168              (138)
                                                     -----------------------------------------------------------------------------
Change in cash and equivalents - GAAP                   $     91               $      -             $      35         $      56
                                                     -----------------------------------------------------------------------------

(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations




                                                                     Sprint Corporation
                                                     Reconciliation of Non-GAAP Liquidity Measures
                                                                         (millions)


                                                     -----------------------------------------------------------------------------
Quarter ended September 30, 2003                                               Global
                                                         Local                 Markets
                                                        Division               Division             Other
                                                     -----------------------------------------------------------------------------


Operating income (loss)                                 $    459               $ (1,181)            $     (11)
    Special items                                              -                  1,223                     -
                                                     -----------------------------------------------------------------------------
Operating income (loss) adjusted for special items           459                     42                   (11)
    Depreciation and amortization                            270                    351                     2
                                                     -----------------------------------------------------------------------------
Adjusted EBITDA                                         $    729               $    393             $      (9)
                                                     -----------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Investments in debt securities
    Other financing activities, net

Change in cash and equivalents - GAAP



                                                     -----------------------------------------------------------------------------

Quarter ended September 30, 2002                                               Global
                                                         Local                 Markets
                                                        Division               Division             Other
                                                     -----------------------------------------------------------------------------

Operating income (loss)                                 $    450               $    (63)            $     (12)
    Special items                                             30                    126                     -
                                                     -----------------------------------------------------------------------------
Operating income (loss) adjusted for special items           480                     63                   (12)
    Depreciation and amortization                            291                    378                     1
                                                     -----------------------------------------------------------------------------
Adjusted EBITDA                                         $    771               $    441             $     (11)
                                                     -----------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations



                             Sprint Corporation
               Reconciliation of Non-GAAP Liquidity Measures
                                (millions)



                                                     -----------------------------------------------------------------------------
Year-to-date September 30, 2003
                                                                                                     PCS               FON
                                                        Consolidated           Eliminations         Group             Group
                                                     -----------------------------------------------------------------------------



Operating income (loss)                                 $    536               $     31             $     675         $    (170)
    Special items                                          1,617                      -                    29             1,588
                                                     -----------------------------------------------------------------------------
Operating income (loss) adjusted for special items         2,153                     31                   704             1,418
    Depreciation and amortization                          3,739                      -                 1,853             1,886
                                                     ----------------------------------------------------------------------------
Adjusted EBITDA                                            5,892                     31                 2,557             3,304


    Adjust for special items                              (1,617)                     -                   (29)           (1,588)
    Other operating activities, net (1)                      104                    (31)                 (743)              878
                                                     ----------------------------------------------------------------------------
Cash provided by operating activities-GAAP                 4,379                      -                 1,785             2,594
    Capital expenditures                                  (2,352)                     -                (1,211)           (1,141)
    Dividends paid                                          (343)                     -                   (11)             (332)
    Other investing activities, net                           65                      -                   (15)               80
                                                     ----------------------------------------------------------------------------
Free cash flow                                             1,749                      -                   548             1,201
    Discontinued operation                                 2,230                      -                   525             1,705
    Decrease in debt, net                                 (2,342)                     -                   (51)           (2,291)
    Investments in debt securities                           (91)                     -                     -               (91)
    Other financing activities, net                           20                      -                    40               (20)
                                                     ----------------------------------------------------------------------------
Change in cash and equivalents - GAAP                   $  1,566               $      -             $   1,062         $     504
                                                     ----------------------------------------------------------------------------


                                                     ----------------------------------------------------------------------------
Year-to-date September 30, 2002
                                                                                                     PCS               FON
                                                        Consolidated           Eliminations         Group             Group
                                                     ----------------------------------------------------------------------------

Operating income (loss)                                 $  1,712               $     24             $      475        $   1,213
    Special items                                            157                      -                      1              156
                                                     -----------------------------------------------------------------------------
Operating income (loss) adjusted for special items         1,869                     24                    476            1,369
    Depreciation and amortization                          3,629                      -                  1,658            1,971
                                                     -----------------------------------------------------------------------------
Adjusted EBITDA                                            5,498                     24                  2,134            3,340

    Adjust for special items                                (157)                     -                     (1)            (156)
    Other operating activities, net (1)                     (915)                   (24)                  (446)            (445)
                                                     -----------------------------------------------------------------------------
Cash provided by operating activities-GAAP                 4,426                      -                  1,687            2,739
    Capital expenditures                                  (3,628)                     -                 (2,078)          (1,550)
    Dividends paid                                          (341)                     -                    (11)            (330)
    Other investing activities, net                           83                      -                     43               40
                                                     -----------------------------------------------------------------------------
Free cash flow                                               540                      -                   (359)             899
    Discontinued operation                                   104                      -                      -              104
    Increase/(decrease) in debt, net                        (263)                     -                    720             (983)
    Other financing activities, net                           44                      -                     97              (53)
                                                     -----------------------------------------------------------------------------
Change in cash and equivalents - GAAP                   $    425               $      -             $      458        $     (33)
                                                     -----------------------------------------------------------------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations





                                                             Sprint Corporation
                                               Reconciliation of Non-GAAP Liquidity Measures
                                                                 (millions)



                                                     -----------------------------------------------------------------------------
Year-to-date September 30, 2003                                                Global
                                                         Local                 Markets
                                                        Division               Division             Other
                                                     -----------------------------------------------------------------------------


Operating income (loss)                                 $  1,368               $ (1,504)            $      (34)
    Special items                                              8                  1,580                      -
                                                     -----------------------------------------------------------------------------
Operating income (loss) adjusted for special items         1,376                     76                    (34)
    Depreciation and amortization                            808                  1,073                      5
                                                     -----------------------------------------------------------------------------
Adjusted EBITDA                                         $  2,184               $  1,149             $      (29)
                                                     -----------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Investments in debt securities
    Other financing activities, net

Change in cash and equivalents - GAAP


                                                     -----------------------------------------------------------------------------
Year-to-date September 30, 2002                                                Global
                                                         Local                 Markets
                                                        Division               Division             Other
                                                     -----------------------------------------------------------------------------

Operating income (loss)                                 $  1,412               $   (168)            $      (31)
    Special items                                             30                    126                      -
                                                      ----------------------------------------------------------------------------
Operating income (loss) adjusted for special items         1,442                    (42)                   (31)
    Depreciation and amortization                            865                  1,099                      7
                                                      ----------------------------------------------------------------------------
Adjusted EBITDA                                         $  2,307               $  1,057             $      (24)
                                                      ----------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Increase/(decrease) in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP



(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations




                                                                Sprint Corporation
                                                         FON GROUP OPERATING STATISTICS


-----------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data            1Q03          2Q03         3Q03         4Q03         YTD 2003
-----------------------------------------------------------------------------------------------------------------------------------


Combined Operations

Financial Statistics

 Net operating revenues                                            $ 3,581       $ 3,530      $ 3,538                    $ 10,649

 Operating income (loss)                                           $   454       $   109      $  (733)                   $   (170)

 Adjusted EBITDA                                                   $ 1,082       $ 1,109      $ 1,113                    $  3,304

 Diluted weighted average common shares                              899.5         901.7        903.0                       899.9

 Basic weighted average common shares                                896.6         899.9        903.0                       899.9

 Earnings per share from continuing operations - adjusted          $  0.34       $  0.35      $  0.38                    $   1.07

 Basic earnings (loss) per common share                            $  2.07       $  0.11      $ (0.48)                   $   1.69

 Capital expenditures                                              $   360       $   412      $   369                    $  1,141

Sprint Local Division

Financial Statistics

 Net operating revenues                                            $ 1,536       $ 1,529      $ 1,530                    $  4,595

 Operating income                                                  $   460       $   449      $   459                    $  1,368

 Adjusted EBITDA                                                   $   726       $   729      $   729                    $  2,184

 Capital expenditures                                              $   281       $   297      $   273                    $    851

Other Statistics

Total access lines (thousands)                                       8,066         7,982        7,945

   Residential access lines                                          5,642         5,575        5,549

   Business access lines                                             2,202         2,185        2,178

   Wholesale access lines                                              222           222          218

Resold lines                                                           165           160          153

      UNE-P lines                                                       57            62           65

YOY Access line growth (decline)                                     -1.9%         -2.4%        -2.2%

Percentage of Sprint local customer lines with Sprint
  long distance service                                                47%           48%          49%

Bundle penetration - residential                                       28%           30%          31%

Bundle penetration - business                                          24%           25%          26%


This information should be reviewed in connection with Sprint's consolidated financial statements




                                                                  Sprint Corporation
                                                           FON GROUP OPERATING STATISTICS


-----------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data            1Q03          2Q03         3Q03         4Q03         YTD 2003
-----------------------------------------------------------------------------------------------------------------------------------



Sprint Local Division (cont.)

Percentage of Sprint local residential customers
   with voicemail service                                              14%           14%          14%

Percentage of Sprint local residential customers
   with call waiting service                                           42%           43%          43%

Percentage of Sprint local residential customers
   with caller ID service                                              44%           45%          45%

YOY Data services revenue growth                                       10%           10%          12%

DSL lines in service (thousands)                                       185           223          264

DSL capable lines (thousands)                                        4,039         4,235        4,426


Global Markets Group

Financial Statistics

 Total Global Markets net operating revenues                       $ 2,042       $ 2,002      $ 1,974                   $ 6,018

 Voice net operating revenue                                       $ 1,292       $ 1,243      $ 1,240                   $ 3,775

 Data net operating revenue                                        $   461       $   463      $   462                   $ 1,386

 Internet net operating revenue                                    $   243       $   245      $   233                   $   721

 Other net operating revenue                                       $    46       $    51      $    39                   $   136

 Operating income (loss)                                           $     6       $  (329)     $(1,181)                  $(1,504)

 Adjusted EBITDA                                                   $   366       $   390      $   393                   $ 1,149

 Capital expenditures                                              $    61       $    86      $    71                   $   218

 Other Statistics

 YOY Global Markets voice volume decline                               -7%           -7%          -4%                       -6%

This information should be reviewed in connection with Sprint's consolidated financial statements




                                                              Sprint Corporation
                                                        PCS GROUP OPERATING STATISTICS



------------------------------------------------------------------------------------------------------------------  -----------
Financial statistics in millions, expect per share data            1Q03          2Q03         3Q03         4Q03      YTD 2003
------------------------------------------------------------------------------------------------------------------  -----------

Net operating revenue                                              $    2,947    $    3,096   $     3,340            $     9,383

 Service revenues                                                  $    2,679    $    2,859   $     3,000            $     8,538

   Wholesale and affiliate revenues                                $       73    $       56   $       100            $       229

 Equipment revenues                                                $      268    $      237   $       340            $       845

Equipment costs                                                    $      577    $      545   $       670            $     1,792

Operating income                                                   $      140    $      251   $       284            $       675

Adjusted EBITDA                                                    $      758    $      887   $       912            $     2,557

Diluted & basic weighted average common shares                        1,022.1       1,024.3       1,033.1                1,026.6

GAAP diluted loss per common share                                 $    (0.18)   $    (0.09)  $     (0.07)           $     (0.34)

Free cash flow                                                     $       83    $      192   $       273            $       548

Capital expenditures                                               $      187    $      533   $       491            $     1,211

Bad debt % of net operating revenues                                     3.0%          1.8%          2.3%                   2.3%

Customer Additions
Post-paid retail net adds                                             199,000       360,000       184,000                743,000

Affiliate net adds                                                    109,000        80,000        22,000                211,000

Reseller net adds                                                     175,000       177,000       290,000                642,000

Net gross adds (excluding deactivations within 30 days)                 1.57M         1.46M         1.42M                  4.45M

 % of gross adds sold through post-paid retail channels                  ~48%          ~52%          ~51%

 % of post-paid retail base that upgraded phones in the quarter           >6%     nearly 7%           >7%


This information should be reviewed in connection with Sprint's consolidated financial statements



                                                                Sprint Corporation
                                                         PCS GROUP OPERATING STATISTICS



------------------------------------------------------------------------------------------------------------------- -----------
Financial statistics in millions, expect per share data            1Q03          2Q03           3Q03          4Q03   YTD 2003
------------------------------------------------------------------------------------------------------------------- -----------


Other Wireless Statistics (approximate)
Average revenue per user                                           $         59  $         62   $         63         $         61

Acquisition cost per gross add                                     $        365  $        415   $        465         $        415

Cash cost per user                                                 $         31  $         31   $         31         $         31

Customer churn                                                             3.1%          2.4%           2.7%                 2.7%

Average monthly customer usage                                     nearly 12 hrs  nearly 13.5 hrs  nearly 14 hrs

Total minutes provided                                               32 billion    37 billion     39 billion          108 billion

Number of cell sites on air                                              19,700        20,100         20,400

Number of carriers on air                                                33,600        34,500        35,400

Sprint PCS covered POPs (M)                                                 198           199           199

Sprint PCS and affiliate covered POPs (M)                                   257           258           258

Vision/Wireless Web/Data/3G
Total Vision subscribers (approximate)                                     1.3M          2.1M          2.7M

Vision % of gross adds                                                      26%    nearly 40%          >40%

Total Vision and Wireless Web subscribers                                  3.8M          4.6M         ~5.1M

Data ARPU                                                                   >$1     nearly $2           >$2

% of post-paid retail customer base using 1xRTT handsets                   ~53%          >60%          ~69%

% of post-paid retail customer base using vision handsets                  ~15%          ~23%           31%

Marketing and Distribution
Total number of customers on Sprint PCS network                           18.2M         18.8M         19.3M

 Total post-paid retail subscribers                                      14.93M        15.29M        15.48M

 Total affiliate customers                                                2.69M         2.77M         2.79M

 Total wholesale/reseller customers                                        .59M          .77M         1.06M

Number of PCS stores and kiosks                                             520           540           570

Total number of distribution points                                     ~16,600       ~17,600       ~17,100



This information should be reviewed in connection with Sprint's consolidated financial statements
